Exhibit 10.1

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL
TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL
HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION,
AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH
TWO ASTERISKS (**).

CONSTRUCTION, OPERATION AND
GAS GATHERING AGREEMENT

Entered into by and between

Newfield Exploration Mid-Continent Inc.,
as Producer

and

MarkWest Western Oklahoma Gas Company, L.L.C.,
as Gatherer

Effective as of the 21st day of September, 2006.

5

i

XVI.	Force Majeure	29

XVII.	Term	30

XVIII.	Assignments and Sale of Gatherer’s System	31

XIX.	Notices	32

XX.	Guaranty by Gatherer’s Parent Entity	34

XXI.	Miscellaneous	34

ii

CONSTRUCTION, OPERATION AND GAS GATHERING AGREEMENT

THIS CONSTRUCTION, OPERATION AND GAS GATHERING AGREEMENT (this “Agreement”) is made and entered into as of this 21st day of September 2006 (the “Effective Date”), by and between Newfield Exploration Mid-Continent Inc., hereinafter referred to as “Producer”, and MarkWest Western Oklahoma Gas Company, L.L.C.  hereinafter referred to as “Gatherer.” (Producer and Gatherer may at times be referred to herein as a “Party” or, collectively, as “Parties”).

W I T N E S S E T H

WHEREAS, Producer owns or controls certain Gas to be produced and saved from the wells, lands, leaseholds and other sources within the Woodford Shale Project Area (as defined below);

WHEREAS, Producer owns, operates, and maintains certain gas gathering facilities in the Woodford Shale Project Area;

WHEREAS, Producer desires Gatherer to acquire and take over the expansion, operation, maintenance, and control of Producer’s System;

WHEREAS, Producer desires that Gatherer construct, and Gatherer intends to cause to be constructed, gas gathering facilities to receive and gather Producer’s Gas at the Receipt Points and deliver Producer’s Gas to Producer or for Producer’s account at the Delivery Points under the terms and conditions herein.

WHEREAS, Gatherer intends to acquire Producer’s System and to further construct and install additional gas gathering, compression, Treating, dehydration and related facilities, in Woodford Shale Project Area ; and

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, Gatherer and Producer hereby agree as follows:

Article I.
DEFINITIONS

Except as otherwise provided, the following terms, when capitalized, whether in the singular, plural or possessive, shall have the meaning set forth below:

1.1           “Actual Costs” shall mean the costs and expenses recorded in a Party’s records, in accordance with GAAP as defined below.

1.2           “BTU” shall mean British Thermal Unit, which is the quantity of heat required to raise the temperature of one (1) pound avoirdupois of pure water from fifty-eight and five tenths degrees Fahrenheit (58.5°F) to fifty-nine and five tenths degrees Fahrenheit (59.5°F) at a pressure of fourteen and six hundred and ninety-six thousandths pounds per square inch absolute (14.696 psia).

1.3           “Business Day” shall mean the days of a week excluding weekends, federal holidays and any additional days on which federal banks are not open for business.

1.4           “Cash Flow” shall mean the sum of the monthly revenues from the System less all Operating Expenses attributable to the System recorded in accordance with GAAP.

1.5           “Commitment Area” shall mean the Woodford Shale Project Area (as defined below).

1.6           “Day” shall mean a period of twenty-four (24) consecutive hours which shall commence for operational issues at 9:00 o’clock a.m. Central Standard Time on one calendar day and end at 9:00 o’clock a.m. Central Standard Time on the following calendar day; and, for any other issues (including, but not limited to, non-operational contract issues), such twenty-four (24) consecutive hour period shall commence at 12:01 a.m. Central Standard Time on one calendar day and end at 12:01 a.m. Central Standard Time on the following calendar day.

1.7           “Deemed Fuel,” “Deemed System Loss,” and “Measured Treating Fuel and Loss” shall have the meanings set forth in Article X and/or in Exhibit G herein.

1.8           “Delivery Points” shall mean the outlet flange of the measurement facilities at the points of interconnection between (A) Producer’s System and/or Gatherer’s System (some components of which are presently Producer’s System but will ultimately  become part of Gatherer’s System) and (B) the existing interstate and intrastate pipelines within the Commitment Area of the following entities and any of their related or affiliated persons or entities: **. The term “Delivery Points” shall have the same meaning with respect to any additional Pipeline Carriers, and shall apply to any other future delivery points on the System that Producer may designate within the Commitment Area.

1.9           “Fees” refers collectively to the “Gathering Fee,” “Compression Fee,” and “Treating Fee.” The terms “Gathering Fee,” “Compression Fee,” and “Treating Fee” shall have the meanings set forth in Article X and in Exhibit G.

1.10         “GAAP” shall mean U.S. generally accepted accounting principles.

1.11         “Gas” includes gas well gas produced from wells classified as gas wells by any governmental authority having jurisdiction, casinghead gas produced from oil wells so classified, and flash gas vaporized from crude oil and condensate therefrom after production.

1.12         “BTUs”, “Heating Content” or “Heating Value” shall mean the gross ideal heating value of and the number of BTUs measured in the Gas in accordance with GPA Standards 2145 & 2172 at Standard Base Conditions.

1.13         “Inferior Liquids” shall mean mixed crude oil, slop oil, salt water, nuisance liquids, and other liquids that condense in the System and are recovered by Gatherer from its System.

1.14         Monthly Average Pressure (“MAP”) shall have the meaning set forth in Section 7.1 of this Agreement.

1.15         “MSCF” or “mscf” shall mean one thousand (1,000) Standard Cubic Feet of Gas at Standard Base Conditions.

1.16         “MMBTU” or “mmbtu” shall mean one million BTU (1,000,000 BTUs).

1.17         “Month” shall mean a calendar month.

1.18         “Net Book Value” shall mean the depreciated book value of the assets comprising the System as reflected in the books and records of the company that owns the System in accordance with GAAP.  The depreciation method used for calculating Net Book Value shall be twenty (20) years straight line with zero percent salvage value.

1.19         “Operating Expenses” shall mean normal direct operating expenses of the System, which term expressly excludes any payments imposed on Gatherer as a result of non-performance or delayed performance under this Agreement.

1.20         “Pipeline Carriers” means the following pipelines receiving Producer’s Gas at the Delivery Points: the interstate and intrastate pipelines of **, and any other interstate or intrastate pipeline receiving Producer’s Gas at any Delivery Point.

1.21         “Processing” shall mean the conversion of gaseous hydrocarbons from a natural gas stream into liquefied form (“Natural Gas Liquids” or “NGLs”), and/or the removal of NGLs from the gas, through refrigeration, absorption, adsorption, chemical means or other industry accepted processes.  Processing may be invoked for the purposes of reducing Heating Value of the natural gas stream for purposes of meeting pipeline specifications, or for economic benefit.  Processing does not include the recovery of NGLs through mechanical separation, filtering or coalescing.

1.22         “Producer’s Gas” shall include all Gas owned or controlled by Producer, or its wholly-owned or controlled subsidiaries, which is produced from Well(s) in which Producer is the Operator.  “Producer’s Gas” shall not include gas that is subject to pre-existing commitments as listed on Exhibit E or addressed herein.

1.23           “Producer’s System” shall mean those certain existing or later constructed facilities located within the Woodford Shale Project Area (as defined below) for the delivery, compression, gathering, measurement, Treating, and dehydration of Producer’s Gas during the term of this Agreement, and other related facilities, all as may be further expanded, constructed or added during the transitional period before Gatherer fully acquires and operates the entire System, as provided for in the subsequent provisions of this Agreement.

1.24         “Receipt Points” shall be the points located within the Commitment Area where Producer elects in its sole and reasonable discretion to deliver Producer’s Gas to Gatherer and where Gatherer may receive Producer’s Gas in accordance with the terms of this Agreement.  At Producer’s election, a Receipt Point for particular volumes of Producer’s Gas may be the interconnection of Producer’s central production facilities with the System or may be at the interconnection with the System of Producer’s individual well separation equipment located downstream of Producer’s Wells.

1.25         “Section of Land” shall mean, and be comprised of, the lands within the geographical area designated by state governmental authority as being a “section” for purposes of describing real property.

1.26         “Standard Base Conditions” shall mean a pressure of fourteen and sixty five hundredths pounds per square inch absolute (14.65 psia) at a temperature of sixty degrees Fahrenheit (60°F).

1.27         “Standard Cubic Foot” shall mean the volume of gas contained in one cubic foot of space at Standard Base Conditions.

1.28         “System” shall mean all delivery, compression, gathering, measurement, Treating, Processing and dehydration facilities, and other related facilities constructed, acquired or used by Gatherer to fulfill its obligations under this Agreement with respect to Producer’s Gas.  “System” shall also be construed to include all of Gatherer’s delivery, compression, gathering, measurement, Treating, Processing, dehydration facilities, and other related facilities constructed by or used by Gatherer in connection with Gas received by Gatherer from other parties on pipelines contiguously connected to pipelines used by Gatherer in connection with Producer’s Gas.   Also for the purposes of Article XIV, “System” shall also be construed to include all of Gatherer’s associated and related gas gathering, gas purchase, gathering, compressor lease, equipment lease, gas sales, rights-of-way, easements, surface use lease, and real property agreements and/or contracts as well as all permits, imbalance positions, and working capital adjustments used in connection with the operation of the physical assets of the System.

1.29         “Treating” or “Treat” shall mean the removal of unwanted components from a natural gas stream, including, but not limited to, water, Hydrogen Sulfide (“H2S”), Carbon Dioxide (“CO2”), and/or Nitrogen (“N2”) by utilizing industry accepted processes including, but not limited to, mechanical separation, chemical reaction, adsorption and absorption.

1.30         “Well” shall mean any well productive of Gas, from any formations, which is now or hereafter completed within the Commitment Area and in which Producer owns an interest.  The commitments and obligations of Gatherer under this Agreement shall extend to and include all of Producer’s Gas from such a Well.

1.31         “Woodford Shale Project Area” means all of that area of Atoka, Coal, Hughes and Pittsburg Counties, Oklahoma, shown on Exhibit A.  The Woodford Shale Project Area, as such term is used in this Agreement, includes all lands shown in Exhibit A, whether inside or outside the bold-lined or bracketed areas shown on such Exhibit A.  The segments shown on Exhibit A relate to the development requirements set forth on Exhibit B and any other provisions of this Agreement which reference those segments.

Article II.
SCOPE OF AGREEMENT

2.1           Gatherer hereby agrees, at its sole cost and expense, to design, construct and acquire (to the extent not acquired as part of Producer’s System), and to maintain and operate (or cause others to construct, maintain and operate) all gathering pipelines, compression, dehydration and Treating equipment and related facilities required to enable Gatherer to fulfill and perform its obligations under this Agreement including, but not limited to, (a) Gatherer’s receipt of Producer’s Gas at the Receipt Points within the Commitment Area, (b) the delivery of a thermally equivalent quantity of Producer’s Gas less only Deemed Fuel, Deemed System Loss and Measured Treating Fuel and Loss in accordance with the terms of this Agreement and in accordance with the requirements of the Pipeline Carriers, and (c) the Treating of Producer’s Gas, if such Gas is treated in connection with this Agreement.

2.2           Gatherer shall have the sole responsibility for the construction, maintenance, and operation of the System consistent with performing its obligations under this Agreement.  Gatherer will extend the System, and may add to or remove components from the System, and operate the System in the manner Gatherer determines to be best, so long as such operations are consistent with both Gatherer’s performance of its obligations under this Agreement and all applicable laws, rules and regulations of governmental entities.  Gatherer shall operate the System or cause it to be operated, as the System may exist from time to time, in a manner consistent with general industry practice, but shall not be prevented thereby from being innovative or achieving cost efficiencies as it may deem necessary or desirable, so long as such actions are consistent with both Gatherer’s performance of its obligations under this Agreement and all applicable laws, rules and regulations of governmental entities.

2.3           Prior to the completion of all or portions of the System by Gatherer such that, following the purchase of Producer’s System, Gatherer can gather, compress, dehydrate, and if required, Treat Producer’s Gas delivered into such completed portion(s) of the System and connect such completed portions of the System to portions of Producer’s System, Producer may at its option construct, maintain, and operate (or may cause others to construct, maintain, and operate) pipelines and related facilities on Producer’s System to enable Producer’s Gas from the Wells to be delivered to pipelines owned and controlled by the Pipeline Carriers.  It is expressly understood and agreed that Producer has no obligation to construct any additional facilities for the enlargement of Producer’s System, nor does Producer have any obligation to drill any Wells and/or connect any future Wells to Producer’s System prior to incorporation into Completed Segments (as defined in 4.2 below), of Gatherer’s System; rather, all of those actions shall be left to the sole discretion of Producer.  However, prior to the completion of Gatherer’s System, Producer shall continue Producer’s operation and maintenance of Producer’s System, including Producer’s existing Treating facilities.

2.4           Producer and Gatherer understand and agree that the design and operation of Producer’s System by Producer, and the design and operation of Gatherer’s System by Gatherer shall be performed in such a manner as to allow Producer to meet its delivery and other commitments to Gatherer in accordance with the terms of this Agreement.

2.5          Subject to those existing dedications and contractual obligations owing to third parties as described in Exhibit E, which shall take priority over the provisions of this Section 2.5, and subject to the subsequent provisions of this Agreement which provide for the future termination of, or release of Wells from, this Agreement, Producer hereby commits all of

Producer’s Gas to this Agreement.  Producer’s oil and gas leases within the Commitment Area, whether now or hereafter acquired, shall be subject to the terms and obligations of this Agreement which terms shall run with the land, subject to Section 14.4.  Gatherer may record a recording memorandum of this Agreement in the real property records in the offices of the County Clerks for the applicable Counties where Producer’s Gas leasehold interests or Wells within the Commitment Area and any parts of the System are located, provided that such recording memorandum shall only disclose information that Producer has previously approved for inclusion in the recording memorandum.  Upon written request from Gatherer, but no more often than once each calendar year, Producer shall advise Gatherer of after-acquired leases and consent to further supplements to the recording memorandum be filed against those leases.  Notwithstanding the preceding provisions of this Section 2.5 and any other terms and provisions of this Agreement that might appear to be to the contrary, it is expressly understood and agreed that, as to additional leases, Wells and other assets that may be acquired by Producer after the effective date of this Agreement, such assets shall not be subject to this Agreement to the extent that  Producer acquires such assets subject to any then-existing contractual or other obligations or encumbrances that are inconsistent with the obligations of this Agreement.

Article III.
SERVICES PROVIDED BY GATHERER

3.1           Gatherer shall, at Gatherer’s sole cost and expense, acquire and/or install all facilities that are needed or required to perform Gatherer’s obligations under this Agreement, including, but not limited to, Gatherer’s receipt of all of Producer’s Gas delivered by Producer at the Receipt Points in accordance with the terms of this Agreement and the gathering and compression of all of Producer’s Gas to a pressure such that Producer’s Gas can be delivered at the Delivery Points into the pipelines owned and/or controlled by the Pipeline Carriers.  In order to maximize the value of Producer’s Gas, Gatherer and Producer shall continue to explore opportunities to participate in or otherwise support pipeline expansions by Pipeline Carriers and other pipeline companies. Producer and Gatherer will discuss the options to mutually determine which and to what extent, if any, pipeline expansions Producer and Gatherer may participate in.  It is expressly agreed that Gatherer is obligated under this Agreement to provide at Gatherer’s sole cost ** Delivery Points, with one (1) such Delivery Point being established for each of the ** Pipeline Carriers which are specifically named in the above definition of “Pipeline Carriers,” at locations to be reasonably designated by Producer on each of those pipelines.  At such time as Gatherer acquires Producer’s System or segments thereof, Gatherer shall maintain all then existing Delivery Points on such acquired portions of the System, and such existing Delivery Points and the **, shall satisfy the foregoing obligation of Gatherer to provide Delivery Points to the Pipeline Carriers.  The Parties agree that Gatherer shall provide up to ** Delivery Points on currently existing and/or future pipelines within the Commitment Area, at locations within the Commitment Area to be reasonably designated by Producer on such pipelines, at Gatherer’s sole cost and expense, but that any additional Delivery Points beyond ** referred to above will be at Producer’s cost and expense.  The Parties understand that if any additional Delivery Points beyond ** referred to above require that Producer’s Gas be compressed to in excess of a Monthly average of 1,100 psig to meet the Pipeline Carrier’s pressure requirements at the Delivery Points, then Producer’s Gas actually delivered to those Delivery Points will be subject to Compression Fees and Deemed Fuel during such Month for one additional stage of compression.

3.2           Gatherer shall install all facilities needed or required to dehydrate Producer’s Gas as necessary to cause Producer’s Gas to meet the water content specifications of the pipelines owned and/or controlled by the Pipeline Carriers.

3.3           Gatherer shall install all CO2 Treating facilities needed or required to remove CO2 such that the CO2 content in Producer’s Gas at the Delivery Points shall meet the specifications of the pipelines owned and/or controlled by the Pipeline Carriers, provided that the CO2 content in Producer’s Gas delivered to the Receipt Point(s) shall not exceed 10%.  Gatherer shall endeavor to maintain the average CO2 content in Producer’s Gas delivered to each Pipeline Carrier at levels below the specifications required by the Pipeline Carriers by blending Producer’s Gas with a high CO2 content with Gas with a low CO2 content per the provisions of Section 9.3.

3.4           It is expressly agreed that Gatherer will have no duty under this Agreement to Treat Producer’s Gas for the purpose of removing H2S or N2.

Article IV.
CONSTRUCTION OF THE SYSTEM AND ACQUISITION
AND SALE OF PRODUCER’S SYSTEM

4.1           Recognizing that time is of the essence with regard to the performance required under this Agreement, Gatherer shall construct, or cause to be constructed, in accordance with the timing, prioritization and performance schedule that is included as a part of Exhibit B, at its sole risk, cost, and expense, such additions and/or extensions of the System (including all associated Receipt Points) as are necessary and adequate to receive Producer’s Gas for the services provided for under this Agreement.  **  Exhibit A shows the four (4) segments into which the System project has been divided for purposes of constructing the System in phases.  **  Additionally, Producer may at its option construct, or cause to be constructed at its sole risk, cost and expense, certain additional facilities that are useful for the delivery of Producer’s Gas into the System at certain Receipt Points.  Producer and Gatherer agree that Gatherer shall construct and complete the System in segments and that Producer may at its option expand, operate and maintain Producer’s System for the gathering, compression and treatment of Producer’s Gas prior to the completion of the System by Gatherer.

4.2           When Gatherer has (i) completed a segment of the System (“Completed Segment”), and (ii) connected the Completed Segment to Producer’s System, with the result that Gatherer can gather, compress, dehydrate and, if required, Treat Producer’s Gas delivered into such Completed Segment, then Gatherer shall immediately acquire and assume the operation, maintenance and control of the applicable portion of Producer’s System that Gatherer has connected to the Completed Segment, and such portion of Producer’s System shall thereafter be included in the definition of Completed Segment and all of the terms of this Agreement shall be applicable for such Completed Segment.  For all Wells connected at the time of acquisition to the section of Producer’s System being acquired pursuant to the foregoing provisions, the Receipt Points for such Wells shall be considered to be located in accordance with the provisions of Section 1.24, above, which define “Receipt Points.”

4.3           The parties expressly agree that the categories of assets, rights and interests referred to on Exhibit B-1 to this Agreement, whether now owned by Producer or hereafter acquired by Producer after the execution of this Agreement, are excluded from the meaning of the term “Producer’s System,” and Gatherer shall have no right under this Agreement, under any circumstances, to acquire any portion of those assets, rights and interests.  The parties expressly understand and agree that, notwithstanding any other provision of this Agreement that may appear to be to the contrary in any respect, any rights Gatherer has under this Agreement to acquire all or portions of Producer’s System are expressly limited to facilities and assets of Producer that are physically connected to the System between the Receipt Points and the Delivery Points.  Gatherer shall have no right to acquire any facilities or other assets of Producer located upstream of the Receipt Points.

4.4           The sale by Producer and the acquisition by Gatherer of all or any part of Producer’s System under this Article IV shall occur on an “as-is, where-is” basis with no express or implied representations or warranties provided by Producer to Gatherer, except that Producer agrees to transfer Producer’s System, or applicable portions thereof, free and clear of any mortgages, mechanics’ liens, tax liens and other forms of security interests or financial encumbrances or past due payments of any kind created by, through and under Producer but not otherwise (and Gatherer shall not pay Producer any purchase price until being reasonably assured that there are no such encumbrances), and shall be deemed to represent and warrant to Gatherer that Producer has good and clear title to the personal property associated with the acquired portion of Producer’s System.  The acquisition shall be consummated by special warranty assignment or transfer of necessary or relevant equipment leases or other facility leases, permits, rights of way, easements, surface use leases and real property interests, to the extent that both (a) such items are assignable by Producer to Gatherer without unreasonable expense, and with a representation that to the best of Producer’s knowledge, such leases, permits, rights of way and easements are valid and in full force and effect, and Producer’s operations are in material compliance with the same and (b) Producer does not need to retain such items for the continued operations or business activities of Producer.  Producer will make reasonable efforts to obtain all governmental and third party consents and approvals necessary to complete the transactions contemplated by this Section.  If Producer is unable to obtain any required consents, or the interests are not assignable or transferable, or if Producer determines that such items are required by Producer for the continued operations or business activities of Producer, Producer shall, to the extent Producer may lawfully and validly do so, “partially” grant to Gatherer a non-exclusive right and license to use any such equipment leases and other facility leases, permits, easements, surface use leases, rights of way and/or real property interests associated with the acquired portion of Producer’s System, the intent of the Parties being to provide Gatherer, to the extent the same can be reasonably done, with the same access and ability to utilize such items as if Producer had assigned such items to Gatherer. Producer shall further sign and deliver to Gatherer a bill of sale conveying the equipment and personal property that comprise the acquired portion of Producer’s System.  The acquisition price for the acquired segment of Producer’s System shall be **.  The Parties shall have a period of 180 days after the acquisition of any portion of Producer’s System within which to conduct post-closing accountings, in order to account for any remaining sums to be paid by Gatherer to Producer as a result of such acquisition.

4.5           Producer shall bring all facility leases or other related contracts that are acquired in whole or in part by Gatherer from Producer current in all payments and obligations due and owing as of the date of assignment, and Gatherer shall assume sole liability for all ongoing payments and obligations due and owing after the date of Producer’s assignment and shall indemnify and hold Producer harmless with respect to any future payments and obligations under such assigned facility leases or other related contracts with respect to the period after the date of transfer to Gatherer.  Producer shall not be required to assign easements, rights-of-way, leases or other related contracts to Gatherer, either whole or in part, if doing so would incur liabilities unless Gatherer bears all costs and burdens associated with such liabilities. Producer shall indemnify and hold Gatherer harmless from and against any payments, liabilities and obligations arising or accruing under such assigned facility leases or other related contracts with respect to the period prior to the date of transfer to Gatherer, or any obligations, liabilities, duties or damages related to the operations of Producer’s System, prior to the date of transfer to Gatherer, including any environmental liabilities.  Gatherer shall indemnify and hold Producer harmless from and against any payments, liabilities and obligations arising or accruing under such assigned facility leases or other related contracts with respect to the period after the date of transfer by Producer, or any obligations, liabilities, duties or damages related to the operations of Producer’s System, after the date of transfer to Gatherer, including any environmental liabilities.

4.6           The Parties agree that Producer has entered into, or intends to enter into,  contracts with certain manufacturers of compression packages, as listed in Exhibit F, (“Compressor Contract”), under which Producer shall be obligated to receive and lease certain compression packages. The Parties also agree and understand that when Gatherer purchases segments of Producer’s System as set forth in this Agreement, that Producer may have received and installed one or more of the subject compression packages associated with such Compressor Contract. At the time that Gatherer purchases a segment of Producer’s system, Producer will assign, and Gatherer will assume, the duties of the lessee under the leases and any other obligations associated with such compression packages that are associated with the segment of Producer’s System.  At the time that Gatherer purchases the final segment of Producer’s System, Producer shall assign to Gatherer and Gatherer shall assume the Compressor Contract and the rights and obligations associated with the Compressor Contract.  All compressors then being used and/or remaining to be delivered under the terms of the Compressor Contract assigned by Producer to Gatherer shall be used as part of the System to fulfill Gatherer’s obligations under this Agreement.

4.7           Immediately following the receipt of Producer’s Gas at the Receipt Points associated with the Completed Segment (and, if applicable, after the acquisition of the associated portion of Producer’s System by Gatherer), all of the terms of this Agreement shall apply to the Completed Segment, except that, in order for Gatherer to evaluate the new System hydraulics and modify such hydraulics as necessary, and in acknowledgement that Producer’s System may exceed the Receipt Point pressure requirements under this Agreement, each Receipt Point which was part of Producer’s System prior to connection to Gatherer’s System, shall be allowed a period of one hundred twenty

(120) days after such connection, before it shall be subject to the Receipt Point pressure requirements of this Agreement, provided, however, that the Receipt Point pressures shall not, even during such one hundred twenty (120) day period, exceed the MAP that existed with respect to that Receipt Point during the Month prior to connection to Gatherer’s System.

Article V.
RECEIPT AND DELIVERY OF GAS

5.1           All of Producer’s Gas delivered under this Agreement shall be delivered to Gatherer at the Receipt Points and redelivered to Producer (or on behalf of Producer) at the Delivery Points as closely as is practicable to uniform hourly and daily rates of flow.

5.2           Producer shall deliver Producer’s Gas to Gatherer at the Receipt Points at a pressure sufficient to effect delivery into Gatherer’s System, against the pressure prevailing therein from time to time; provided, however, that subject to those items set forth in Section 7.8 referencing this Agreement’s provisions allowing higher Receipt Point pressures for a temporary period, Producer shall not be required to deliver Producer’s Gas at a pressure greater than **.  Producer shall be responsible for making timely arrangements for the further disposition of Producer’s Gas at and from the Delivery Points.

5.3           The Heating Content of the gas measured at the Receipt Points shall be determined on a water-saturated MMBTU basis at Standard Base Conditions.

5.4           Gatherer shall redeliver on behalf of Producer, to the Pipeline Carrier(s) designated by Producer at the Delivery Point(s), a thermally equivalent quantity of Producer’s Gas equal to the quantity received from Producer at the Receipt Points, less the Deemed Fuel, Deemed System Loss, and Measured Treating Fuel and Loss, and if Producer’s Gas is processed prior to delivery, less the actual fuel and shrinkage resulting from the Processing of Producer’s Gas.   Gatherer shall redeliver Producer’s Gas at each Delivery Point on a dry MMBTU basis at Standard Base Conditions.

5.5           Producer’s Gas shall be given a higher priority by Gatherer than any other Gas delivered into the System.  As such, and subject to applicable laws and regulations, Gatherer shall gather Gas owned by persons other than Producer only to the extent that excess gathering and compression capacity exists within the System.  Gatherer further agrees that, except to the extent it can do so without adversely affecting the Fees and costs to be borne by Producer and/or the ability of Gatherer to receive and/or deliver Producer’s Gas, it will not accept from any third parties Gas that does not meet the quality specifications of the Pipeline Carriers to which Producer’s Gas is to be redelivered by Gatherer, it being the intention that Gatherer retain to the maximum extent as is reasonable, its ability to blend with other conforming Gas in its lines any of Producer’s Gas that does not meet the quality specifications of the Pipeline Carriers to which Producer’s Gas is redelivered.

5.6           Gatherer shall, on no less frequently than a monthly basis, measure the quantity and Heating Value of Producer’s Gas received at each Receipt Point and shall redeliver a thermally equivalent quantity of Gas, less the Deemed Fuel, Deemed System Loss and Measured Treating Fuel and Loss as set forth in Article X and Exhibit G.  If Producer’s Gas is processed prior to delivery, an adjustment shall be made based on the Processing arrangements such that any additional actual volume and heating value (MMBTU) reductions that result from such Processing shall further reduce the MMBTUs that Gatherer is obligated to redeliver for Producer’s account at the Delivery Points.

5.7           Producer shall provide estimates to Gatherer as to the expected maximum flow and timing of such flow at each Receipt Point to assist Gatherer in selecting the proper pipeline size required for the connection of the Receipt Point; provided, however, that each set of such information provided by Producer is only an estimate, and Producer shall have no liability to Gatherer for any differences between the estimates provided by Producer in good faith, and the actual maximum flow and timing of such flow at the Receipt Points.

5.8           Gatherer shall construct such pipelines, measurement equipment and other facilities as may be reasonably needed in order for Gatherer to promptly receive all of Producer’s Gas from Well(s) within the Commitment Area at the Receipt Points after such Wells have been completed and are ready to flow Gas to a Completed Segment.    With respect to any Completed Segment of the System, Producer shall provide Gatherer with prior written notice, as set forth in Exhibit D, advising Gatherer of the location of the Well and the location of the Receipt Point designated by Producer (a “Well Notice”).]  It is expressly understood and agreed that all risks and expenses associated with all aspects of the timely construction of the pipelines and other facilities, including but not limited to the procurement of the rights-of-way needed or useful in connection therewith, shall be the sole risk and expense of Gatherer.

5.9           If Gatherer has not completed the installation of the pipelines and other facilities required or useful in order for Gatherer to be prepared to fulfill its obligations under this Agreement with regard to Producer’s Gas from any Well or central production facility within the period of time set forth in Exhibit D, Producer shall have the option to do any of the following:

5.9.1        Install, or cause to be installed, such pipelines and/or other facilities.  Upon the completion of such pipeline and/or other facilities, Gatherer shall be obligated to immediately commence receiving into its System Producer’s Gas delivered by Producer through the newly-constructed facilities.  Additionally, Gatherer shall be obligated to promptly acquire such pipeline and/or other facilities from Producer ** Costs incurred by Producer in connection with the installation of such pipeline and/or other facilities.  Payment shall be due from Gatherer as to each invoice within thirty (30) days of Gatherer’s receipt of such invoice from Producer.  In order to invoke this option, Producer shall send to Gatherer one or more invoices (i.e., Producer may invoice Gatherer multiple times, as the costs are being incurred) showing Actual Costs incurred by Producer in connection with such pipelines and/or other facilities, with copies of supporting materials showing that the costs have actually been incurred, **.  In the event Producer chooses to install such pipelines and/or other facilities, Producer shall not be obligated to pay Gatherer any Fees for Producer’s Gas delivered to the applicable and related Receipt Point(s) for a period of ** by Gatherer, which time period shall be deemed to commence to run from the date of first delivery of Producer’s Gas into the facilities in question; or

5.9.2        Elect to have such Well or central production facility released from the terms of this Agreement at the sole option of Producer by providing Gatherer with three (3) days written notice of such election, at the end of which period Producer shall be free to enter into any arrangements it may choose for the provision of alternative services by any third party of Producer’s choosing, and Producer shall have no further obligations to Gatherer under this Agreement with regard to the Well(s), central production facilities and Receipt Point(s) in question; or

5.9.3        As an alternative to 5.9.1 and 5.9.2, above, Producer may instead elect to take no action and await Gatherer’s delayed performance of the particular obligations that have not been timely performed.  In the event Producer elects this third option, then for every one (1) day of delay in Gatherer’s ultimate completion of the installation of the applicable pipelines and/or other facilities, then Gatherer shall pay to Producer the following compensation per well for Gatherer’s delay in such performance under this Agreement:

(A)  For each day up through the ** of delay beyond the date on which performance was due by Gatherer, Gatherer shall pay to Producer the sum of **

(B)  For each day beginning with ** continuing through the ** beyond the date on which performance was due by Gatherer, Gatherer shall pay to Producer the sum of **

(C)  For each day beginning with ** beyond the date on which performance was due by Gatherer, Gatherer shall pay Producer the sum of **;

provided, however, that Producer may elect at any time that is governed by this Section 5.9.3 to instead proceed reasonably and in good faith under the alternative procedures set forth in either 5.9.1 or 5.9.2, above, subject to the condition that such election not result in an unreasonable or disproportionate incurrence of liability. For example, Producer cannot install only the final 100 feet of pipe under 5.9.3 to avoid paying Gatherer any Fees for Producer’s Gas delivered to the applicable and related Receipt Point for a period of one hundred eighty (180) days following the acquisition of such facilities by Gatherer.

5.9.4        Should Gatherer determine that it will be unable to be fulfill its obligations under this Agreement with regard to Producer’s Gas from any Well or central production facility within the period of time indicated on Exhibit D due to the inability to obtain necessary rights of way, easements, surface use or other real property agreements for consideration of less than 2 times the prevailing market rate, Gatherer shall notify Producer and Producer agrees to meet to discuss in good faith a mutually agreeable remedy to such situation. However, such discussion shall not alter or suspend any of the requirements and provisions under 5.9 through 5.9.3 unless agreed to in writing by the Parties.

5.10         Producer shall have the following additional remedies in the event that Gatherer engages in repetitive (applying the standard set forth in this Section) failures to perform under this Agreement.  The remedies set forth in this Section shall become applicable at such point in time when Producer has drilled, during the term of this Agreement, at least ** are capable of flowing Gas to Gatherer in Completed Segments of the System, and as to which Producer sent Well Notices to Gatherer.  At each subsequent point in time that the cumulative number of new Wells in which Gatherer has failed to have the facilities completed and commence receipt of

Producer’s Gas on a timely basis in accordance with the times set forth in Section 5.8 and Exhibit D, exceeds ** in the Commitment Area after the date of this Agreement, and as to which Producer sent Well Notices to Gatherer, then Producer may elect, on each such occurrence, to terminate this Agreement in its entirety and acquire the System pursuant to Article XIV.

5.11         Should Producer choose to install pipelines and/or other facilities under Section 5.9.1 in order for Gatherer to fulfill its obligations under this Agreement, Producer shall use substantially the same standards of design as Gatherer has used to construct the System.

5.12         If Gatherer has been provided with a Well Notice, but Producer fails to complete the Well referred to in the Well Notice (or a Well that is the functional substitute for such Well) within ** of the necessary System facilities to be prepared to receive Producer’s Gas from such Well, then Producer shall at the Gatherer’s request, reimburse Gatherer for all of Gatherer’s reasonable and Actual Costs that are directly and solely related to the installation of such facilities, and Gatherer shall at the same time assign and convey to Producer, through appropriate and valid documentation, all of the rights, interests and assets, the cost of which have been reimbursed by Producer.

Article VI.
OPERATIONAL IMBALANCE AND CASH BALANCING

6.1           The parties recognize that following the completion of the System and the purchase by Gatherer of Producer’s system, Gatherer shall be designated by the Pipeline Carriers as the point operator and shall be considered by the Pipeline Carriers to be responsible for the operation of the System’s pipeline interconnections to the Pipeline Carriers. As such, with respect to operational balancing agreements or similar agreements with all Pipeline Carriers (“OBA(s)”) related to the existing pipeline interconnects, Gatherer shall either be appointed and act as agent of Producer, accept assignment of Producer’s agreements, or enter into independent OBA’s. Furthermore, with respect to any subsequent pipeline interconnects to the System as set forth in the Agreement, Gatherer shall likewise either be appointed and act as agent of Producer under its OBA’s or enter into independent OBA’s for such interconnections. Upon entering into all such arrangements for the OBA’s, Gatherer shall be responsible for the administration of all such OBA’s and for all terms and conditions of any such OBA subject to the terms of this Article VI.

6.2           The parties recognize that certain Gas imbalances may occur between the quantity of Producer’s Gas received by Gatherer less Deemed Fuel, Deemed System Loss, and Measured Treating Fuel and Loss (and if the Gas is required to be processed prior to delivery, the volume adjustment provided for in this Agreement) (“Net Receipt”) and the quantity of Producer’s Gas nominated by Producer for delivery by Gatherer to Producer or for Producer’s account at the Delivery Point(s) (“Net Nomination”).  Throughout each Month the parties agree to actively communicate and cooperate with each other, and with any interconnecting pipeline, to review appropriate data to identify any imbalance, and to eliminate or remedy any imbalance as soon as either party becomes aware of an imbalance.  The parties further agree to manage daily receipts and deliveries so that the imbalances shall be kept as near to zero as practicable.  At the end of each Month, any imbalance in MMBTUs between the Net Receipt and the Net Nominations (with such difference being referred to as the “Imbalance”) shall be balanced by means of a payment to Producer from Gatherer or a payment to Gatherer from Producer, as applicable, valued at the “Cash-Out Price.”  To the extent that the Monthly Net Receipt amounts are greater than the Monthly Net Nomination amounts, a payment shall be due Producer, and Gatherer will make such payment to Producer for the imbalance based on the difference between the Monthly Net Receipt amounts and the Monthly Net Nomination amounts, multiplied by the Cash-Out Price.  To the extent the Monthly Net Receipt amounts are less than the Monthly Net Nomination amounts, a payment shall be due Gatherer, and Gatherer will invoice Producer for the imbalance based on the difference between the Monthly Net Receipt amounts and the Monthly Net Nomination amounts, multiplied by the Cash-Out Price during the applicable Month in which the volume imbalance was generated.  As used in this Agreement, the “Cash-Out Price” shall be determined as to each applicable Month and shall mean  a price per MMBTU equal to either (1) if the receiving pipeline’s applicable cash-out price is not imposed for the applicable Month(s), the price will be the daily index price averaged for such Month for the applicable receiving pipeline as published in the Daily Price Survey section of Platt’s Gas Daily, or (2) if the receiving pipeline’s applicable cash-out price is imposed is imposed for the applicable Month(s), that price will be the “Cash-Out Price” .  Should the information necessary to calculate the “Cash-Out Price” not exist for the receiving pipeline or cease to be available, Gatherer and Producer shall work in good faith to determine a comparable substitute publication and/or daily posting(s) or other indexes providing equivalent data.

6.3           Producer shall be solely responsible for submitting appropriate nominations to Gatherer for the redelivery of Producer’s Gas, less the applicable fuel and loss, at the Delivery Point and shall be responsible for any and all delivery imbalances occurring with respect to Producer’s Gas which is moving under applicable OBA’s or Producer’s Pipeline Carrier transportation agreement(s) or other agreement(s) to the extent that such imbalances are caused by Producer’s failure to make proper and timely nominations. Producer shall indemnify and hold Gatherer harmless from any and all costs, expense, liabilities, or damages (including without limitation, pipeline imbalances, penalties, court costs, and attorney fees) arising due to any such pipeline imbalances on under applicable OBA’s or Producer’s Pipeline Carrier transportation agreement(s) or other agreement(s) caused by Producer’s failure to make proper and timely nominations, provided such indemnification shall apply without duplication of the Cash-Out payments to Gatherer provided for in Section 6.2 above.  Gatherer shall indemnify and hold Producer harmless from and against any and all costs, expense, liabilities, or damages (including without limitation, pipeline imbalances, penalties, court costs, and attorney fees) arising due to any such pipeline imbalances under applicable OBA’s or Producer’s Pipeline Carrier transportation agreement(s) or other agreement(s) caused by Gatherer’s failure to properly and timely give effect to Producer’s nominations, however, Gatherer shall not be responsible for eliminating any imbalances between Producer and any third party. Furthermore, Gatherer shall not be obligated to materially deviate from its normal operating and accounting procedures to reduce or eliminate any such imbalances.

Article VII.
RECEIPT PRESSURES AND REMEDIES

7.1           Gatherer agrees to maintain the monthly average pressure (“MAP”) at each Receipt Point at **. The MAP shall be determined individually as to each Receipt Point, and the MAP at each Receipt Point shall be determined by dividing the sum of daily average Receipt Point pressures as continuously measured using EFM’s (as defined in Section 8.1, below) during any Month by the number of days in the subject Month.   Gatherer shall maintain for at least seven (7) years, the records that demonstrate the appropriate MAP for each Receipt Point as to any given month.  Producer shall have the right to have access at all reasonable times to Gatherer’s SCADA system information related to the pressure and flows at each Receipt Point.  It is expressly agreed by Gatherer that Gatherer will not destroy any of the foregoing categories of records without first providing Producer with sixty (60) days prior written notice of both its intention to do so and its offer to send and relinquish such materials to Producer in lieu of destroying them.

7.2           Producer and Gatherer understand that the pressure at each Receipt Point may be affected by the initial production from Wells recently connected to the System. As a result, all the Receipt Points within a single Section of Land in which the  combined volume from all the wells within that Section of Land ** be excluded from the determination of the MAP during the period of time that is the lesser of (A) the period that the combined volume of all wells within that Section of Land are delivering ** and such production is causing the MAP at any Receipt Point in such Section ** (B) ** provided, however, that in no event may the MAP at any Receipt Point within such Section of Land **.

7.3           In the event the MAP at any Receipt Point **, then the following shall apply:

7.3.1        In the event the MAP at any Receipt Point **, then Gatherer shall pay to Producer, within fifteen (15) days from and after the end of the applicable Month, **.

7.3.2        In the event the MAP at any Receipt Point **, then, in lieu of the payments outlined in paragraph 7.3.1 above, Gatherer shall pay to Producer, within fifteen (15) days from and after the end of the applicable Month, **.

7.3.3        In the event the MAP at any Receipt Point exceeds **, in addition to the payments outlined in paragraph 7.3.2 above, Gatherer shall pay to Producer monthly, within fifteen (15) days from and after the end of the applicable Month, for each Well attached to the Receipt Point, **.

By way of illustration of the manner in which the sums under Sections 7.3.1 and 7.3.2 are to be calculated:  **.

7.4           Should the MAP at any specific Receipt Point **, or should the MAP at such Receipt Point **, Producer may at its option (to be exercised at any point in time prior to the Gatherer’s restoration of the MAP **:

7.4.1        Elect to have such Receipt Point released from the terms of this Agreement by providing Gatherer with three (3) days written notice of such election, at the end of which period Producer shall be free to enter into any arrangements it may choose for the provision of alternative services by any third party of Producer’s choosing, and Producer shall have no further obligations to Gatherer under this Agreement with regard to the Receipt Point(s) in question. In the event that Producer elects to invoke the provisions of this Section 7.4.1 with respect to a Receipt Point(s), Producer shall not connect more than 16 wells to each affected Receipt Point.; or

7.4.2        Producer may elect to receive the same compensation as is provided for in Section 7.3 above except that the dollar amounts applicable to the stated fact situations shall be doubled.

7.5           Should the MAP at any Receipt Point **, Producer may at its option (to be exercised at any point in time prior to the Gatherer’s restoration of the MAP for the Receipt Point to 45 psig), do the following:

7.5.1        Elect either of the options set forth in Sections 7.4.1 and 7.4.2, above; or

7.5.2        Install, or cause to be installed, such facilities as are reasonably needed in order to eliminate the pressure problems.  Upon the completion of such facilities, Gatherer shall be obligated to immediately commence receiving into its System Producer’s Gas delivered by Producer.  Additionally, Gatherer shall be obligated to promptly acquire such facilities from Producer ** incurred by Producer in connection with the installation of such facilities.  Payment shall be due from Gatherer as to each invoice within thirty (30) days of Gatherer’s receipt of such invoice from Producer.  In order to invoke this option, Producer shall send to Gatherer one or more invoices (i.e., Producer may invoice Gatherer multiple times, as the costs are being incurred) showing Actual Costs incurred by Producer in connection with such pipelines and/or other facilities, with copies of supporting materials showing that the costs and expenses have actually been incurred, **.

7.6           Gatherer shall provide to Producer, on or before the 15th day of each Month, a written statement indicating the MAP for each Receipt Point during the preceding Month, together with a statement advising Producer of the percentage of Receipt Points during such Month as to which the MAP **.

7.7           Beginning in June, 2007,  whenever either of the following occur:

(a) more than **

(b) more than **

with such occurrence extending for a period of ** provisions of this Article VII, Gatherer shall provide Producer with written notice of such occurrence no later than **, as applicable, together with a description of Gatherer’s proposed plan and timetable for correcting the excessive System pressure problems.  Producer may thereafter elect to terminate this Agreement **.  The provisions of this Section shall apply each time the above conditions are present.

7.8           Any Receipt Point where the increase in pressure is a result of (i) the delivery of gas in excess of the volume set forth in Section 7.2 above, (ii) the delivery of gas from wells that were connected to Producer’s System prior to the connection to Gatherer’s System for a period of one hundred twenty (120) days following the purchase of any portion of Producer’s System as set forth in Article IV, above, (iii) the operations of any third party providing Processing or additional treating for Producer’s Gas, or (iv) the delivery of free liquids or Inferior

Liquids by Producer, such Receipt Point shall be excluded from the determination of Receipt Point MAP’s as set forth above.

Article VIII.
MEASUREMENT

8.1           Gatherer shall measure the Producer’s Gas delivered by Producer hereunder using electronic flow meters (“EFM”), which Gatherer shall install, or caused to be installed, at the Receipt Points and Delivery Points. Measurement shall be made by Gatherer in accordance with the requirements of applicable provisions in ANSI/API 2530, “Orifice Metering of Natural Gas” (American Gas Association Gas Measurement Committee Report No. 3) of the Natural Gas Department of the American Gas Association, as amended from time to time, or by any other method commonly used in the industry and mutually acceptable to the parties.  EFM equipment shall be designed and installed in accordance with the procedures set forth in the Manual of Petroleum Standards, Chapter 21.1 (Latest Revision).  Producer shall have access to Gatherer’s metering equipment and information received from such metering equipment at reasonable hours.  In addition, Producer shall have the right to install check measurement / monitoring equipment at the Receipt Points and Delivery Points - including the right to install Producer’s check measurement equipment on the Gatherer’s meter tube(s) and/or orifice unions.  All such check measurement equipment shall be installed so such equipment shall not interfere with the operations of Gatherer’s equipment.

8.2           The accuracy of Gatherer’s measuring equipment shall be verified by meter calibrations and orifice inspections, and a chromatographic analysis shall be conducted, using means and methods generally acceptable in the gas industry once every six (6) Months for Receipt Points which average less than 500 MSCF per day, every three (3) Months for Receipt Points which average between 501 — 1000 MSCF per day, and every one (1) Month for Receipt Points that average 1001 MSCF per day or more. Measuring equipment found to be measuring and/or reading inaccurately shall be adjusted to measure and read accurately. Gatherer shall give Producer two (2) days notice of upcoming tests. If Producer fails to have a representative present, the results of the test shall nevertheless be considered accurate until the next test. Gatherer shall, upon written request of Producer, conduct a test of Gatherer’s measuring equipment and/or a chromatographic analysis, provided that in no event shall Gatherer be required to test its equipment more frequently than once a Month. All tests of such measuring equipment shall be made at Gatherer’s expense, except that Producer shall bear the expense of any additional tests made at Producer’s request.

8.3           If for any reason, any measuring equipment is inoperative or inaccurate by more than two percent (2%) in the measurement of Gas, then the volume of Producer’s Gas delivered by Producer to Gatherer during the period of such inaccuracy shall be determined on the basis of the best data available using the first of the following methods which is feasible:

(a)                                  By using the registration of any check measuring equipment installed and accurately registering; or

(b)                                 By using a percentage factor to correct the error, if the percentage of error is ascertainable by calibration, test, or mathematical calculations; or

(c)                                  By comparing deliveries made during preceding periods under similar delivery conditions when the meter was registering accurately.

8.4           Any adjustment based on such determination shall be made for such period of inaccuracy as may be definitely known or, if not known, then for one half (1/2) the period since the date of the last meter test. In no event, however, shall any adjustment based on measurement of quantities, pressure or quality, extend back to transactions beyond six (6)  months  from the date the error was first made known by one party hereunder to the other.

8.5           Each party shall have the right to inspect the other party’s equipment, and other measurement or test data during business hours; but the reading, calibration, and adjustment of such equipment shall be done by the party installing and furnishing same. Unless the parties agree otherwise, each party shall preserve for seven (7) years, all of its original test data, accounting materials and other records pertinent to the actions taken, and the performance delivered, under this Agreement. It is expressly agreed by Gatherer that Gatherer will not destroy any of the foregoing categories of records without first providing Producer with sixty (60) days prior written notice of both its intention to do so and its offer to send and relinquish such materials to Producer in lieu of destroying them.

Article IX.
GAS QUALITY AND SPECIFICATIONS

9.1           Producer shall deliver to Gatherer at the Receipt Points Gas which is commercially free of dust, rust, gum and gum forming constituents, dirt, paraffin, impurities, and other solid or liquid matter which might cause injury to or interference with the proper operation of the lines, meters, regulators and other appliances through which it flows. Subject to the other provisions of this Article IX, Producer’s Gas as delivered to the Receipt Points, shall also conform to the following specifications (the “Specifications”):

(i)	Oxygen	No oxygen

(ii)	Free Water	No free water

(iii)	H2S	No more than one quarter (1/4) grain per one hundred (100) Standard Cubic Feet of Gas

(iv)	Total Sulfur	Including mercaptan and hydrogen sulfide, not to exceed one half (1/2) grain per one hundred (100) Standard Cubic Feet of Gas

(v)	Temperature	No more than one hundred twenty degrees Fahrenheit (120°F) and no less than sixty degrees Fahrenheit (60°F)

(vi)	Carbon Dioxide	**

(vii)	Nitrogen	No more than two percent (2%) by volume

(viii)	Other	Any additional or more stringent specification imposed by the Pipeline Carriers (other than the specification for Carbon Dioxide)

9.2           If, at any time during the term of this Agreement, either party ascertains that Producer’s Gas fails to meet the Specifications, notwithstanding efforts to blend the Gas as provided for below in Section 9.3 below, such party shall immediately notify the other of the extent of the deviation from the Specifications. Producer shall determine the expected duration of such failure and notify the Gatherer of the efforts Producer is undertaking to remedy such deficiency. In the event Producer cannot (or elects not to) remedy such deficiency, Gatherer may refuse to accept delivery of Producer’s Gas, or accept delivery of Producer’s Gas pursuant to mutually agreed upon increased Fees or other adjustments to revenues by Gatherer to compensate Gatherer for addressing such deficiencies. In such case, Gatherer and Producer shall work in good faith to determine a solution to the Specification deficiencies.

9.3           If Gatherer can blend any of Producer’s Gas that either fails to meet the Specifications set forth in Section 9.1, above, or fails to meet any other required specifications, with other Gas in the System, and such blending will cause the composite Gas composition to meet such Specifications, Gatherer will accept such non-conforming Producer’s Gas, without any additional payment from or detriment to the Producer as long as such blending does not cause undue operational problems or impacts.

9.4           In the event Gatherer cannot accept, after application of Section 9.3, any of Producer’s Gas that fails to meet the Specifications set forth in Section 9.1, above, then Producer, or an affiliate of Producer, Gatherer, or a third party contracted by Producer for such purpose, shall have the right to tie-in to the System at no cost to Gatherer for the purpose of providing such additional Treating as may be required for Producer’s Gas, provided that the additional Treating will not cause or result in a decrease in pressure of the Gas.  The additional Treating of Producer’s Gas by Producer, its affiliates, or any third party, will not include the **.  In the event Producer, or an affiliate of Producer, Gatherer or a third party contracted by Producer installs such additional Treating facilities, Gatherer shall install all required measurement and other equipment on the gas streams entering and exiting the additional Treating facilities, and all associated fuel gas pipelines to accurately measure the actual fuel and loss associated with the additional Treating.  Producer shall reimburse Gatherer for the reasonable and Actual Costs of installing such additional equipment and the actual fuel and loss associated with the additional Treating shall be included in the calculation of the Measured Treating Fuel and Loss.

9.5           If Producer determines that there is a need or a desire to perform any activity with respect to Producer’s Gas for any purpose deemed reasonably necessary by Producer, other than for services already to be provided by Gatherer hereunder and for additional Treating for non-conforming gas, as per Section 9.4, then Producer, an affiliate of Producer, and/or a third party contracted by Producer shall have the right to tie-in to the System to remove Producer’s Gas from and redeliver Producer’s Gas to the System.  Any removal and redelivery pursuant to this Section shall be subject to the requirement that the Gas be delivered back into the System at a pressure not less than that existing prior to its removal from the System.  Gatherer shall install all required measurement and other equipment to measure the quantity of Producer’s Gas removed from and redelivered to the System.  Producer shall reimburse Gather for the reasonable and Actual Costs of installing such additional equipment.  The difference between the quantity of gas removed and the quantity of gas redelivered shall be included in the calculation of the Measured Treating Fuel and Loss. All Treating to remove

CO2 from Producer’s Gas, other than additional treating as set forth in Section 9.4 above, shall be provided by Gatherer.

9.6           Producer shall reimburse Gatherer the reasonable and Actual Costs to dispose of any water from Producer’s Wells that is inadvertently flowed into the System.  Any such costs shall be invoiced to Producer on a Monthly basis.

Article X.
GATHERING, COMPRESSION, TREATING FEES, LINE LOSS, AND FUEL CHARGE

10.1         For the gathering services provided by Gatherer hereunder, Producer shall pay Gatherer a gathering fee (“Gathering Fee”) for each MSCF of Producer’s Gas delivered to Gatherer by Producer at the Receipt Points equal to the per MSCF rate set forth in Exhibit G.

10.2         For the compression services provided by Gatherer hereunder, Producer shall pay Gatherer a compression fee (“Compression Fee”) equal to the per MSCF rate set forth in Exhibit G.

10.3         Subject to Section 9.3, if the average CO2 content in the Producer’s Gas delivered by Producer at any Treating facility installed or acquired by Gatherer exceeds the CO2 content permitted by the applicable Pipeline Carriers, then Producer shall pay a Treating fee (“Treating Fee”) with respect to that Gas. The Treating Fee shall be the per MSCF rate set forth in Exhibit G.  Because it will be difficult to anticipate how much of Producer’s Gas will be consumed as fuel and loss, how much of Producer’s Gas will need to be treated, and what the CO2 content of Producer’s Gas will be, Gatherer will install all required measurement and other equipment on the gas streams entering and exiting the treating facilities, and all fuel gas pipelines to accurately measure the actual Treating fuel and loss at each Treating plant location (“Measured Treating Fuel and Loss” which term may include fuel and loss associated with Processing or additional treating of Producer’s Gas).

10.4         Producer and Gatherer agree that **.  However, **, and annually thereafter, the Gathering Fee, total applicable Compression Fee and Treating Fee  specified above, shall be subject to being increased on an annual basis, **, in the Consumer Price Index as published by the Department of Labor, in the subsection titled “Not Seasonally Adjusted U.S. City Average All Items” (“CPI”); provided, however, that no such increase in Fees **

10.5         As to time periods prior to **, the parties specifically agree as follows:  If during any month the “Last Three-Day price” for natural gas, as published in the above-referenced section of Platts, exceeds the price set forth on Exhibit H, then Producer agrees to pay Gatherer an additional fee for services provided by Gatherer during such applicable month.  ** that such published “last three-day” average closing prices exceed the natural gas prices set forth in Exhibit H.  This increase in Fees shall not change the base Fees; rather, the increase is an additional payment obligation that may be effective, or not, from month-to-month if and when the circumstances that give rise to such additional payment (as described in the preceding sentence of this paragraph) occur.

10.6         Gatherer shall assess, as set forth in Exhibit G, a charge for deemed compression fuel (“Deemed Fuel”) and for lost and unaccounted for Gas (“Deemed System Loss”).

10.7         The dehydration services shall be provided without additional compensation from Producer to Gatherer, and fuel utilized in dehydration shall be considered as part of the Deemed Fuel set forth above.

Article XI.
BILLING, PAYMENT, AND REPORTING

11.1         On or before the fifteenth (15th) day of each Month, Gatherer shall render an invoice to Producer for the preceding Month’s services by Gatherer.  Gatherer shall provide Producer with information to support Gatherer’s invoice identified on a “Receipt Point by Receipt Point” basis, and shall also show the cumulative information indicating the total quantity of Producer’s Gas delivered hereunder, the amount due therefore, and information sufficient to explain and support any adjustments made by Gatherer in determining the amount billed. Except where other provisions of this Agreement provide shorter deadlines for the payment of certain sums and/or invoices under the terms of this Agreement, Producer shall pay Gatherer or Gatherer shall pay Producer, as the case may be, at the address shown hereunder within thirty (30) days of receipt of invoice.  If the correct amount is not paid when due, interest on any unpaid and undisputed portion shall accrue at an annual effective interest rate  equal to the prime rate, as quoted by the Wall Street Journal, plus two percent (2%) or at the highest rate permitted by applicable law, whichever is lower, from due date until date paid, with such interest to be compounded monthly.  If Producer does not pay Gatherer all undisputed amounts within the later of (i) ninety (90) days following receipt of invoice or (ii) thirty (30) days following notice from Gatherer that undisputed amounts are due, then Gatherer may suspend receipt of Gas hereunder without prejudice to any other available remedies at law or in equity.  Whenever Producer is entitled to be paid any sums by Gatherer under the terms of this Agreement, then unless specifically provided otherwise with regard to specific situations under the terms of this Agreement, payment shall be due from Gatherer and interest shall be owing under the same time frames and procedures set forth above in this paragraph 11.1 in relation to sums owing by Producer to Gatherer.

11.2         Either party may, at its option, recoup any sums (or portions thereof) owing by the other party by netting out of such party’s payments to the other party all or part of the sums owed by the other Party under this Agreement.  When a party elects to net out certain indebtedness of the other party, such party shall promptly send to the other party a description of (a) the source or nature of the indebtedness of the other party that has been recouped in whole or in part by such party in the above-referenced manner, including the dollar amount of such recoupment, and (b) the indebtedness of the party that has been reduced through such recoupment.

11.3         When Gatherer owes to Producer any additional sums under this Agreement by virtue of Gatherer’s delay in performance, or non-performance, of any of Gatherer’s obligations under this Agreement, Gatherer shall, at the same time as Gatherer sends Producer its invoices for sums owing by Producer as to a given Month, both (a) calculate any such sums that Gatherer owes to Producer for the same month, and (b) reflect a credit thereon or remit such sums to Producer by the due date of the invoice.

11.4         If any overcharge or undercharge due to clerical or arithmetic error shall at any time be found relative to any invoice or other statement delivered by Gatherer in connection with this Agreement, whether outstanding or paid, Gatherer shall refund any amount of overcharge, or Producer shall pay any amount of undercharge, as the case may be, within thirty (30) days after final determination thereof; provided, however, that all statements that have not been challenged in writing or corrected in writing, within twenty-four (24) Months from the end of the Month in which the statement was received by the party for whom it was intended, shall be conclusively deemed to be correct and accurate, and no retroactive adjustment shall be made beyond such twenty-four (24) Month period with regard to any such statements.

11.5         Both parties hereto shall have the right at any and all reasonable times to examine the books and records of, and to audit, the other party to the extent necessary to verify the accuracy of any statement, charge, computation, or demand made pursuant to this Agreement. Prior to such examination, the party requesting confidential information of the other party shall, if requested by the other party, execute a confidentiality agreement of reasonable form and scope after giving the other party 15 days written notice.

Article XII.
TAXES

12.1         Gatherer shall have no duties or liabilities under this Agreement with regard to the reporting of production taxes imposed with respect to the Producer’s Gas delivered and gathered hereunder, except to the extent that any such reporting obligations are specifically imposed by statutes, rules and regulations and/or other laws on Gatherer.

12.2         Gatherer shall file all reports and pay all ad valorem or other similar taxes, fees, or assessments imposed by any governmental authority with respect to the System and ownership thereof.  Producer shall pay or bear all severance or other similar taxes, fees, or assessments imposed by any governmental authority on Producer’s Gas delivered hereunder, except to the extent that any portion of such taxes is to be borne by other persons or entities under the terms of applicable statutes, rules and regulations and/or other laws.  Further, Producer represents that it has timely filed, or shall in the future timely file, any and all reports which it was, or may be, required to file with respect to production or severance taxes to be paid on Producer’s Gas.  Producer shall indemnify and hold Gatherer harmless with respect to any claims that may be made against Gatherer by virtue of any failure on the part of Producer to file any and all of such reports, or with respect to Producer’s failure to pay or bear any and all taxes which Producer is obligated to pay, under the above provisions of this Section 12.2.  Gatherer likewise shall indemnify and hold Producer harmless with respect to any claims that may be made against Producer by virtue of either (a) any failure on the part of Gatherer to file any and all of the reports provided for above in this Section 12.2, and/or (b) any failure on the part of Gatherer to pay any and all taxes which Gatherer is obligated to pay pursuant to the above provisions of this Section 12.2.

Article XIII.
CONTROL, POSSESSION, TITLE AND ADDITIONAL INDEMNIFICATION

13.1         Producer shall indemnify and hold Gatherer harmless from liability with respect to Producer’s Gas or Producer’s operations for the delivery of such Gas prior to the Gas being delivered into Gatherer’s System and with respect to the operations of any third party providing Processing or additional treating of Producer’s Gas on Gatherer’s System.  Gatherer shall indemnify and hold Producer harmless from liability with respect to Producer’s Gas delivered into the System and prior to delivery thereof at the Delivery Point, except for any such liability relating to the title to Producer’s Gas, which liability shall remain with Producer.

13.2         Producer warrants that it possesses either title to, or the right to deliver to Gatherer, all of Producer’s Gas delivered or caused to be delivered hereunder.  Producer warrants that Producer’s Gas is free from all liens and adverse claims of every kind and agrees to indemnify Gatherer from all suits, actions, debts, accounts, damages, costs, losses, and expenses arising from or out of adverse claims of any or all persons, including governmental entities, as to title to Producer’s Gas or as to royalties or charges thereof.  Notwithstanding the indemnification of Producer by Gatherer for all of Producer’s Gas delivered into the System after receipt thereof by Gatherer and prior to delivery thereof at the Delivery Point, title to the Producer’s Gas delivered or caused to be delivered by Producer to Gatherer hereunder at the Receipt Points shall remain with Producer and shall not pass to nor vest in Gatherer at any point under this Agreement.

13.3         Gatherer shall be entitled to and shall own all condensate and pipeline drip collected in the System at locations beyond the Receipt Point.

13.4         Producer agrees to defend, indemnify and hold Gatherer, its parent, subsidiary and affiliate companies, their agents, employees, directors, officers, servants, invitees and insurers (together, the “Gatherer Group”), harmless from and against any and all losses, claims, demands, liabilities or causes of action of every kind and character, in favor of any person or party, for loss or damage to property of Producer Group (as defined below) or injury to or illness or death of any employee of Producer Group, which loss, damage, injury, illness or death relates to, arises out of or is incident to the work or services performed by Producer under this Agreement, and regardless of the cause of such loss, damage, injury, illness or death, except to the extent that any such losses, claims, demands, liabilities or damages, are the result of the negligence or willful misconduct of Gatherer, or its officers, employees, contractor, agents or representatives. Producer shall fully defend any such claim, demand or suit at its sole expense, even if the same is groundless.  This indemnity shall be limited to the extent necessary for compliance with applicable State and Federal laws.

13.5         Gatherer agrees to defend, indemnify and hold Producer, its joint interest owners, and their respective parent, subsidiary and affiliate companies, and the agents, employees, directors, officers, servants, invitees and insurers of each such entity (together, the “Producer Group”), harmless from and against any and all losses, claims, demands, liabilities or causes of action of every kind and character, in favor of any person or party, for loss or damage to property of Gatherer Group or injury to or illness or death of any employee of Gatherer Group or any employee of subcontractors of Gatherer, which loss, damage, injury, illness or death relates to, arises out of or is incident to the work or services performed by Gatherer under this Agreement, and regardless of the cause of such damage, injury, illness or death, except to the extent that any such losses, claims, demands, liabilities or damages, are the result of the negligence or willful misconduct of Producer, or its officers, employees, contractor, agents or representatives. Gatherer shall fully defend any such claim demand or suit at its sole expense, even if the same is groundless.  This indemnity shall be limited to the extent necessary for compliance with applicable State and Federal laws.

Article XIV
ACQUISITIONS

**

Article XV
REPRESENTATIONS AND WARRANTIES

15.1         Gatherer represents and warrants that:

15.1.1      Gatherer is a limited liability company validly existing and in good standing under the laws of the State of Oklahoma, with the requisite power and authority to own its properties and assets and to carry on its business as now being conducted.

15.1.2      Gatherer has the power and requisite authority to execute and deliver this Agreement and to consummate and perform the transactions contemplated hereby.  The execution and delivery of this Agreement by Gatherer and the consummation and performance of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Gatherer.  This Agreement constitutes the valid and binding obligation of Gatherer, enforceable against it in accordance with the terms hereof, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws in effect from time to time, and no other act, approval or proceeding on the part of Gatherer or any other party is required to authorize the execution and delivery of this Agreement by Gatherer or the consummation of the transactions contemplated hereby.

15.1.3      Gatherer has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Producer shall have any responsibility whatsoever.

15.1.4      Except as set forth on Exhibit C attached hereto, to the best of Gatherer’s knowledge and belief, there are no actions, suits or proceedings pending against Gatherer which might materially delay, prevent or hinder the consummation of the transactions contemplated hereby.

15.1.5      To the best of Gatherer’s knowledge and belief, there is no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by or threatened against Gatherer.

15.2                           Producer represents and warrants that:

15.2.1      Producer is a  corporation validly existing and in good standing under the laws of the State of Delaware, with the requisite power and authority to own its properties and assets and to carry on its business as now being conducted.

15.2.2      Producer has the power and requisite authority to execute and deliver this Agreement and to consummate and perform the transactions contemplated hereby.  The execution and delivery of this Agreement by Producer and the consummation and performance of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Producer.  This Agreement constitutes the valid and binding obligation of Producer, enforceable against it in accordance with the terms hereof, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws in effect from time to time, and no other act, approval or proceeding on the part of Producer or any other party is required to authorize the execution and delivery of this Agreement by Producer or the consummation of the transactions contemplated hereby.

15.2.3      Producer has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Producer shall have any responsibility whatsoever.

15.2.4      Except as set forth on Exhibit C attached hereto, to the best of Producer’s knowledge and belief, there are no actions, suits or proceedings pending against Producer which might materially delay, prevent or hinder the consummation of the transactions contemplated hereby.

15.2.5      To the best of Producer’s knowledge and belief, there is no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by or threatened against Producer.

Article XVI.
FORCE MAJEURE

16.1         If either party is rendered unable, wholly or in part by Force Majeure, to carry out its obligations under this Agreement, then the obligations of the affected party, except for any payments due in accordance with this Agreement, so far as the performance of such obligations is prevented or delayed by such Force Majeure, shall be suspended during the continuance of any inability so caused, but for no longer period. Such cause as well as its impacts shall, to the extent possible, be remedied and/or mitigated with all reasonable dispatch. The affected party shall give notice and full particulars of such Force Majeure in writing by mail or telecopy or other electronic facility to the other party as soon as practicable after the occurrence of the cause relied on.

16.2         The term Force Majeure as employed herein shall mean acts of God; strikes, lockouts, or other industrial disturbances; acts of the public enemy, wars, sabotage, blockades, military action, earthquakes, fires, storms or storm warnings, floods; arrests and restraints of governments and people; civil disturbances; explosions; the physical damage of essential parts of Gatherer’s System, which materially interferes with the performance of Gatherer’s obligations hereunder, and which is caused by the acts of third parties who, with respect to the incident causing such damage, have no relation as an officer, director, employee, agent, affiliated entity, contractor, subcontractor or the like, with Gatherer; the inability of any party hereto to obtain necessary materials, supplies, or permits, only where such inability is due to, existing or future rules, regulations, orders, laws, or proclamations of governmental authorities (Federal State or local) including both civil and military; or changes in environmental laws, or the application thereof, which prevent Gatherer from complying with it’s duties hereunder.

16.3         It is understood and agreed that the settlement of strikes or lockouts shall be entirely within the discretion of the party having the difficulty, and that the above requirement that any Force Majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes or lockouts by acceding to the demands of the opposing party when such course is inadvisable in the discretion of the party having the difficulty.

16.4         Should an event of Force Majeure render Gatherer unable to take delivery of any of Producer’s Gas at any Receipt Point for a period exceeding five (5) consecutive calendar days, then Producer may, upon not less than three (3) days prior written notice to Gatherer, temporarily deliver Producer’s Gas from such Receipt Point to a third party for gathering and/or Processing; provided, however, that Producer’s Gas shall be delivered to Gatherer upon the earlier of the end of the temporary sale or on the first Day of the Month following the Month that the Force Majeure event is rectified to allow delivery to Gatherer.

16.5         Should an event of Force Majeure render Gatherer unable to take delivery of any of Producer’s Gas at any Receipt Points for a period exceeding thirty (30) consecutive calendar days, then unless Gatherer reimburses Producer, within 5 days of receipt of an invoice from Producer, for all out of pocket third party costs incurred by Producer to acquire and construct the required facilities to move Producer’s Gas to an alternate market during the Force Majeure event, Producer may, upon not less than three (3) days prior written notice to Gatherer, permanently deliver Producer’s Gas from those Receipt Points impacted by the Force Majeure event  to an alternate party for gathering, compression and Treating, and will be released from further obligation with respect to those impacted Receipt Points under this Agreement.

Article XVII.
TERM

17.1         This Agreement shall continue in full force and effect for a period of 15 years from the Effective Date (“Primary Term”).  If Producer does not provide Gatherer with written notice, at least ninety (90) days prior to the end of the Primary Term, advising of Producer’s election to terminate this Agreement, this Agreement shall be deemed to be renewed for ** from and after the end of the Primary Term.  **.

Article XVIII.
ASSIGNMENTS AND SALE OF GATHERER’S SYSTEM

18.1         This Agreement shall extend to and be binding upon the parties hereto, their successors, and assigns. Subject to the provisions of paragraph 18.2, this Agreement and the rights, duties or obligations of the parties hereunder may be assigned or conveyed in whole; provided, however, neither party shall assign or transfer this Agreement and any rights, duties or obligations hereunder, without the prior written consent of the other party, which consent shall not be unreasonably withheld.  A reasonable basis for withholding consent may include the financial condition of the assignee raising reasonable concern relating to its ability to perform under this Agreement.  All assignments and conveyances of either all the wells and leaseholds that are ultimately covered by this Agreement or the System shall be subject to this Agreement and shall not relieve the assignor of its duties hereunder.  No transfer of, or succession to, the interest of any party hereto, either in whole or partially, shall affect or bind the other party until the first Day of the Month following the Month in which the other party shall have received written notification thereof. The acquisition provisions of Article XIV shall not transfer to an assignee or transferee of this Agreement except to the extent provided in Article XIV.

18.2         If Gatherer determines to sell Gatherer’s System to a party other than an affiliate of Gatherer, Gatherer and Producer shall first meet to negotiate in good faith in an effort to arrive at a definitive purchase and sale agreement. If Gatherer and Producer are not able to agree on a definitive purchase and sale agreement after negotiating in good faith for at least sixty (60) days, Gatherer shall have the right to seek offers from other third parties in accordance with the following procedures:

**

**

18.2.8       If only a portion of the System is addressed in the Third-Party Offer, this right of first refusal shall continue to be applicable to and continue in effect for those portions or elements not part of the Third-Party Offer.

18.2.9       Gatherer will notify all third parties that any proposal, bid or offer for the purchase and sale of any part of Gatherer’s System is subject to Producer’s right of first refusal and will inform such third parties of any applicable requirements of this Agreement related to the purchase and sale of the System.

18.2.10     In no event will the right of first refusal granted to Producer above entitle Producer to match any terms of a sale of all or a portion of Gatherer’s System to an affiliate of Gatherer; rather, the right of first refusal shall apply only to Third Party Offers.

Article XIX.
NOTICES

19.1         Except as herein otherwise provided, any notice, request, demand, payment, invoice, statement, or bill provided for in this Agreement or any notice which either party may desire to give to the other shall be in writing and shall be sent by United States Mail (by regular mail, express mail, certified mail, registered mail or any other available form of United States Mail delivery or other express delivery service that delivers with a speed the same or more rapid than United States Mail, at the election of the sending party) to the below-indicated address of the party intended to receive the same, as the case may be, or to such other address as either party shall designate by future written notice to the other party.  Notice shall be considered to have been given as of the date it is received at the applicable and approved address for the recipient thereof.

If to PRODUCER:

For Notices and Requests:

NEWFIELD EXPLORATION MID-CONTINENT INC.

110 West 7th, Suite 1300

Tulsa, Oklahoma 74119

Attn:  Operations Manager

Statements, Bills, or Invoices:

NEWFIELD EXPLORATION MID-CONTINENT INC.

110 West 7th, Suite 1300

Tulsa, Oklahoma 74119

Attn: Accounts Payable

Wire Transfer Payments:

**

If to GATHERER:

For Notices and Requests:

MARKWEST WESTERN OKLAHOMA GAS COMPANY, L.L.C.

2500 City West, Ste. 740

Houston, Texas 77042

Attn: Operations Manager

With a copy to:

MARKWEST ENERGY PARTNERS, L.P.

1515 Arapahoe Street, Suite 700

Denver, CO  80202

Attn: Sr. Vice President of Southwest Business Unit

For Statements, Bills, or Invoices

MARKWEST WESTERN OKLAHOMA GAS COMPANY, L.L.C.

6655 S. Lewis, Ste. 350

Tulsa OK 74136

Attn: Accounts Payable

For Payments

Wire:

**

Article XX.
GUARANTY BY GATHERER’S PARENT ENTITY

20.1         MarkWest Energy Partners, L.P., (“MEPLP”) the parent entity of Gatherer  hereby guarantees to Producer, absolutely, unconditionally and irrevocably, the prompt performance and payment of all the liabilities, obligations and indebtedness owing by Gatherer under this Agreement, and MEPLP is executing and delivering to Producer simultaneously with this Agreement a Guaranty Agreement in the form attached hereto as Exhibit I.

Article XXI.
MISCELLANEOUS

21.1         The interpretation and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of Oklahoma.

21.2         This Agreement contains the entire understanding of the parties superseding all other agreements, whether oral or written, express or implied, except that the confidentiality agreement dated April 7, 2006, previously entered into by the Parties shall not be superseded, but rather shall remain in force and effect.  As a result of the Parties entering into this Agreement, all prior agreements between the Parties hereto that relate to the subject matter of this Agreement have (except as qualified in the preceding sentence) been terminated and replaced by this Agreement.  This Agreement may not be changed orally, but only by an agreement in writing signed by the Party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.  Every covenant, term, and provision of the Agreement shall be construed simply according to its fair meaning and not strictly for or against any Party.  Any waiver of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by Producer or Gatherer.

21. 3        Gatherer and Producer intend for this Agreement to be enforceable and valid to the fullest extent permitted by applicable law.  If any part or any provision of this Agreement is invalid or unenforceable under applicable law, the invalidity or the unenforceability of that part or that provision shall not affect the validity or the unenforceability of the other parts or the other provisions of this Agreement, and the part or the provision that would otherwise be invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be enforceable and valid under applicable law.

21.4         Producer, to the extent it may legally and validly do so (and with no representation or warranty  being made by Producer that it has such ability), hereby quitclaims to Gatherer the non-exclusive and concurrent right to use (including the right to ingress and egress) Producer’s leaseholds, properties, and premises underlying the System in order to carry out the provisions of this Agreement with the right to remove same before or after the expiration of this Agreement and the right to free access at all reasonable times to any part of said leaseholds, properties, and premises.

21.5         The circumstances of this Agreement are such that Producer will be exposed to substantial injury if Gatherer does not timely perform under this Agreement, and the injuries that may occur to Producer could take a variety of forms. Where this Agreement imposes on Gatherer an obligation to pay Producer certain monetary sums, or provide other value to Producer, as a result of certain non-performance or delayed performance under this Agreement, such sums or other value are intended to serve as liquidated damages for certain of the injuries to Producer.  The parties stipulate and agree that (a) the injury that would be caused to Producer as a result of Gatherer’s non-performance or delayed performance would be difficult to estimate accurately, (b) the sums or other value to be provided to Producer under this Agreement in such circumstances are intended to serve as a liquidated damages and not as a penalty, and (c) such sums or other value represent the parties’ reasonable estimate at this time of the probable loss that would be suffered by Producer in the various scenarios addressed in this Agreement.

21.6         The application or the consent by either Gatherer or Producer for or to the appointment of a receiver, a trustee, a custodian or a liquidator for such party or any assets of such party, the admission by Gatherer or Producer of the inability of such party to pay the debts of such entity as such debts become due, the making by Gatherer or Producer of a general assignment for the benefit of creditors, the commencement by Gatherer or Producer of any proceeding relating to bankruptcy, reorganization, liquidation, receivership, conservatorship, insolvency or readjustment of debt or the sufferance by Gatherer or Producer of any such appointment or commencement of any such proceeding not terminated or discharged within     days shall be an event of default under, and a material breach of, this Agreement.

Gatherer and Producer acknowledge and agree that, in any bankruptcy case commenced against or by Gatherer or Producer as debtor, (a) the debtor shall not contest or in any way take any action to oppose the lifting of the automatic stay under Section 362 of the United States Bankruptcy Code to permit the other party to enforce its rights hereunder; (b) the debtor waives all rights that it may have under Section 362 of the United States Bankruptcy Code; (c) the debtor consents to entry of an ex parte order lifting the automatic stay pursuant to Section 362(f) of the United States Bankruptcy Code; and (d) the debtor shall execute, at the option of the other party and upon 48 hours’ written notice, an agreed order lifting the automatic stay.

In addition, in any bankruptcy case commenced against or by Gatherer or Producer as debtor, the debtor shall, at the option of the other party and upon 48 hours’ prior written notice, file a motion to assume this Agreement pursuant to Section 365 of the United States Bankruptcy Code and shall diligently prosecute such motion, using its best efforts to obtain the approval by the relevant bankruptcy court of such motion as soon as practicable.

21.7         Any dispute, claim or controversy arising out of or relating to this Agreement, or any of the transactions contemplated hereby or thereby, or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this Section of the Agreement, shall be adjudicated in, at the election of the party filing the action, either the state district courts or the federal district court in Houston, Texas.  Each party hereby irrevocably submits to the exclusive jurisdiction of the state district courts of Harris County, Texas, located in the City of Houston, for purposes of any litigation that may be brought concerning the subject matters referred to above in this Section; provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Section and shall not be deemed to be a general submission to the jurisdiction of said courts or in the State of Texas other than for such purpose.  Each party hereby irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

21.8         During any time that Producer has delivered an average of greater than 200,000 MSCF per day of gas to Gatherer during the immediately prior three (3) month period, then, subject to applicable laws and regulations, Gatherer agrees not to enter into a contract with a third party for similar services and similar terms and conditions as provided under this Agreement, at Fees and rates that are less than those Fees and rates in effect at such time under this Agreement. In addition, subject to applicable laws and regulations, in no event shall Gatherer enter into a contract with a third party prior to January 2009 for similar services and similar terms and conditions as provided under this Agreement, at Fees and rates that are less than those Fees and rates in effect at such time under this Agreement.

21.9         The captions, titles or headings in this Agreement are for the convenience of the parties in identification of the provisions hereof and shall not constitute a part of this Agreement nor be considered in the interpretation of this Agreement, and the following shall apply:  This Agreement was prepared jointly by the parties hereto and not by any party to the exclusion of the other.

21.10       The failure either Party to exercise any right or rights hereunder shall not be considered a waiver of such right or rights in the future.

21.11       Except for the right of each Party to, at its option, record a recording memorandum of this Agreement in the real property records of the offices of the County Clerks for the applicable Counties where Producer’s Gas leasehold interests or Wells within the Commitment Area and any parts of the System are located in order to impart constructive notice of the existence of this Agreement to third parties, each Party agrees that it shall maintain this Agreement and the contents thereof in strict confidence, and that it shall not cause or permit disclosure thereof to any third party without the express written consent of the other party; provided, however, that disclosure is permitted in the event and to the extent such party is required by a court or agency exercising jurisdiction over the subject matter thereof, by order or by regulation.

21.12       This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

21.13       The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person or entity other than any person or entity entitled to indemnity under this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed in several counterparts, each of which is an original, as of the date first written above.

PRODUCER:

NEWFIELD EXPLORATION MID-CONTINENT INC.

By:	/s/ Lee Boothby
Title:	President

GATHERER:

MARKWEST WESTERN OKLAHOMA GAS COMPANY, L.L.C.

By:	/s/ Frank Semple
Frank Semple
Title:	President and CEO

GUARANTOR:

The undersigned hereby joins in this Agreeement to further evidence its guaranty commitments under Section XX, above, and under the Guaranty Agreement referenced therein.

MARKWEST ENERGY PARTNERS L.P.

By:	/s/ Frank Semple
Title:	President and CEO

ATTACHMENTS:

Exhibit A:	Map showing geographical scope of the Commitment Area
Exhibit B:	System Schematic, Priorities and Construction Schedule for Construction of Pipeline and Other Facilities
Exhibit B-1:	Categories of Assets, Rights and Interests Excluded from the term Producer’s System
Exhibit C:	Exhibit of Certain Actions, Suits or Proceedings of Producer and Gatherer

Exhibit D:	List of Certain of the Reporting and Notification Obligations
Exhibit E:	NFX System Commitments
Exhibit F:	NFX Compressor Agreements
Exhibit G:	Fee Schedule
Exhibit H:	Limits referred to in Section 10.4
Exhibit I:	Guaranty Agreement (from parent company)

Exhibit “A”

**

GAS GATHERING AGREEMENT

Exhibit “B”

**

EXHIBIT “B-I”

**

EXHIBIT “C”

MarkWest Eastern Oklahoma Gas Company, LLC Lawsuits

None

Newfield Exploration Mid-Continent, Inc. Lawsuits

None

EXHIBIT “D”

**

EXHIBIT “E”

**

EXHIBIT F

**

EXHIBIT G

**

EXHIBIT H

**

EXHIBIT I

GUARANTY

THIS GUARANTY dated as of September 21, 2006, is made by MarkWest Energy Partners, L.P., a Delaware limited partnership whose address is 1515 Arapahoe Sheet, Suite 700 Denver, Colorado 80202 (“Guarantor”), in favor of Newfield Exploration Mid-Continent Lnc., a Delaware corporation (“Newfield”), whose address is 110 West 7th Street, Suite 1300 Tulsa, Oklahoma 74119.

WITNESSETH:

WHEREAS, Guarantor owns directly, or indirectly through one or more subsidiaries, all of the outstanding shares of stock in MarkWest Western Oklahoma Gas Company, L.L.C, an Oklahoma limited liability company whose address is 2500 City West, Ste. 740 Houston, Texas 77042 (the “Company”); and

WHEREAS, the Company has entered into one or more agreements with Newfield described on Schedule I hereto (such agreements described on Schedule I, as they may be &om time to time amended, including all other mutual agreements entered into in substitution, renewal or extension therefore or thereof, in whole or in part, being herein collectively called the “Agreements”);

WHEREAS, it is a condition precedent to Newfield’s execution of transactions with the Company pursuant to the Agreements that Guarantor execute and deliver to Newiield a satisfactory guaranty of the Company’s obligations under the Agreements;

WHEREAS, Guarantor and the Company are mutually dependent on each other in the conduct of their respective businesses as an integrated operation; and

WHEREAS, Guarantor’s general partner or general partners have determined that Guarantor’s execution, delivery and performance of this Guaranty may reasonably be expected to benefit Guarantor, directly or indirectly, and are in the best interest of Guarantor;

NOW, TIIEREFORE, in consideration of the premises and of the benefits to be received by Guarantor by virtue of Newfield’s entering into the Agreements, and in consideration of the payment to Guarantor of Ten Dollars and other good and valuable consideration, the receipt and sufficiency of which consideration is hereby acknowledged, and in order to induce Newfield to enter into the Agreements, Guarantor hereby agrees with Newfield as follows:

Section 1.              Definitions. As used herein the following terms shall have the following meanings:

“Obligations” means collectively all of the obligations and undertakings which are guaranteed by Guarantor and described in subsections (a) and (b) of Section 2 hereof.

“Obligors” means the Company, Guarantor and any other endorsers, guarantors or obligors, primary or secondary, of any or all of the Obligations.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, governmental entity or other entity.

Section 2.               Guaranty.

(a)           Guarantor hereby irrevocably, absolutely, and unconditionally guarantees to Newfield the prompt, complete, and full payment when due, and no matter how the same shall become due, of:

(i)                                     all amounts due Newfield by the Company under the Agreements; and

(ii)                                  any and all other indebtedness or liabilities which the Company may at any time owe to Newfield on account of or relating to the Agreements or any of them, whether incurred heretofore or hereafter or concurrently herewith, voluntarily, whether owed alone or with others, and whether fixed, contingent, absolute, inchoate, liquidated or unliquidated.

(b)           Guarantor hereby irrevocably, absolutely and unconditionally guarantees to Newfield the prompt, complete and full performance, when due, and no matter how the same shall become due, of aU obligations and undertakings of the Company to Newfield under, by reason of, or pursuant to any of the Agreements.

(c)           If the Company shall for any reason fail to pay any Obligation, as and when such Obligation shall become due and payable, Guarantor will, forthwith upon demand by Newfield, pay such Obligations in full to Newfield. If the Company shall for any reason fail to promptly perform any Obligations, Guarantor will, foahwith upon demand by Newfield, as applicable (to be determined by the action demanded of Guarantor by Newfield), perform the Obligations or pay the amount of damages recoverable under the Agreements, if any, on account of such non-performance.

(d)           Guarantor shall be primarily liable hereunder for the payment and performance of the Obligations.

Section 3.               Unconditional Guaranty.

(a)           No action which Newfield may take or omit to take in connection with any of the Agreements or any of the Obligations, and no course of dealing of Newfield with any Obligor or any other Person, shall release or diminish Guarantor’s Obligations, liabilities, agreements, or duties hereunder, nor shall the same affect this Guaranty in any way or afford Guarantor any recourse against Newfield, regardless of whether any such action or inaction may increase the risks to or liabilities of Newfield or any Obligor. Without limiting the foregoing, Guarantor hereby expressly agrees that Newfield may, from time to time, without notice to or the consent of Guarantor:

(i)            amend, change or modify, in whole or in part, any one or more of the Agreements (with the agreement of the Company), and give or refuse to give any waivers or other indulgences with respect thereto;

(ii)           neglect, delay, fail, or refuse: to take or prosecute any action for the enforcement of any of the Obligations, to bring suit against any Obligor or any other Person, or to take any other action concerning the Obligations or the Agreements

(iii)          change, rearrange, extend, or renew the time, terms, or manner for payment or performance of any one or more of the Obligations (with the agreement of the Company);

(iv)          compromise or settle any unpaid or unperformed Obligation or any other Obligation or amount due or owing, or claimed to be due or owing, under any one or more of the Agreements (with the agreement of the Company);

(v)           apply all monies received from any Obligor in any manner permitted under the Agreements as Newfield may determine to be in Newfield’s best interest, without in any way being required on account of this Guaranty to inarshall security or assets or to apply all or any part of such monies upon any particular Obligations.

(b)           No action or inaction of any Obligor or any other Person, and no change of law or circumstances, shall release or diminish Guarantor’s obligations, liabilities, agreements or duties hereunder, affect this Guaranty in any way, or afford Guarantor any recourse against Newfield. Without limiting the foregoing, the obligations, liabilities, agreements, and duties of Guarantor under this Guaranty shall not he released, diminished, impaired, reduced, or affected by the occurrence of any of the following, from time to time, even if occurring without notice to or without the consent of Guarantor:

(i)            any voluntary or involuntary liquidation, dissolution or sales of all or substantially all assets, marshalling of assets or liabilities, receivership, conservatorship, assignment for the benefit of creditors, insolvency, bankruptcy, reorganization, arrangement, or composition of any Obligor or any of the assets of any Obligor under laws for the protection of debtors, or any discharge, impairment, modification, release, or limitation of the liability of, or stay of actions or lien enforcement proceedings against, any Obligor, any properties of any Obligor, or the estate in bankruptcy or any Obligor in the course of or resulting from any such proceedings;

(ii)           the failure by Newfield to file or enforce a claim in any proceeding described in the immediately preceding subsection (i) or to take any other action in any proceeding to which any Obligor is a party;

(iii)          the release by operation of law of the Company in any proceeding described in subsection (i) or any similar proceeding, or the release of any other Obligor from any of the Obligations or any other obligations to Newfield; or

(iv)          the fact that Guarantor may have incurred directly part of the Obligations or is otherwise primarily liable therefor.

(c)           Newfield may invoke the benefits of this Guaranty before pursuing any remedies against any Obligor or any other Person for the payment or performance of any of the Obligations. Newfield may maintain an action against Guarantor on this Guaranty without joining any other Obligor therein and without bringing separate action against any other Obligor.

(d)           If payment to Newfield of any Obligation is held to constitute a preference or a voidable transfer under applicable state or federal laws, or if for any other reason Newfield is required to refund such payment to the payor thereof or to pay the amount thereof to any other Person, such payment to Newfield shall not constitute a release of Guarantor from any liability hereunder, and Guarantor agrees to pay such amount to Newfield on demand and agrees and acknowledges that this Guaranty shall continue to be effective or shall be reinstated, as the case may be, to the extent of any such payment or payments.

(e)           This is a continuing guaranty and shall apply to and cover all Obligations and renewals and extensions thereof and substitutions therefor from time to time.

Section 4.               Waiver. Guarantor hereby waives, with respect to the Obligations and this Guaranty:

(a)          notice of the incurrence of any Obligation by the Company;

(b)         notice that Newfield, any Obligor, or any other Person has taken relating thereto or that any Obligor is in default under any of the Agreements;

(c)   demand, presentment for payment, and notice of demand, dishonor, nonpayment, or nonperformance; and

(d)         all other notices whatsoever.

Section 5.              Exercise of Remedies. Newfield shall have the right to enforce, from time to time, in any order and at Newfield’s sole discretion, any rights, powers and remedies which Newfield may have under the Agreements or otherwise, including, but not limited to, issues and profits, the exercise of remedies against personal property, or the enforcement of any assignment of leases, rentals, oil or gas production, or other properties or rights, whether real or personal, tangible or intangible; and Guarantor shall be liable to Newfield hereunder for any deficiency resulting from the exercise by Newfield of any such right or remedy even though the rights which Guarantor may have against the Company or other Person may be destroyed or diminislied by the exercise of any such right or remedy. No failure on the part of Newfield to exercise, and no delay in exercising, any right hereunder or under any other Agreements shall operate as a waiver hereof or thereof, nor shall any single or partial exercise of any right preclude any other or further exercise thereof or the exercise of any other right. The rights, powers and remedies of Newfield provided herein and in the other are cumulative and are in addition to, and not exclusive of, any other rights, powers or remedies provided by law or in equity. The rights of Newfield hereunder ace not conditional or contingent on any attempt by Newfield to exercise any of its rights under any other Agreements against any Obligor or any other Person.

Section 6.              No Subrogation. Insofar as Guarantor and the Company are concerned, any payment hereunder by Guarantor shall be deemed a contribution to the capital of the Company, and Guarantor shall have no right of subrogation, contribution, reimbursement, indemnification exoneration and any other remedy which Guarantor may have against Company or any other Person with respect to this Guaranty or the duties of Guarantor under the other Agreements or applicable law. Guarantor hereby irrevocably agrees, to the fullest extent permitted by law, that it will not exercise (and herein waives) any rights against any Company or any other Person which it may acquire by way of subrogation, contribution, reimbursement, indemnification or exoneration under or with respect to this Guaranty, the other Agreements or applicable law, by any payment made hereunder or otherwise. If the foregoing waivers are adjudicated unenforceable by a court of competent jurisdiction, then Guarantor agrees that no liability or obligation of the Company that shall accrue by virtue of any right to subrogation, contribution, indemnity, reimbursement or exoneration shall be paid, nor shall any such liability or transaction be deemed owed, until all of the Obligations shall have been paid in full.

Section 7.              Successors and Assigns. Guarantor’s rights or obligations hereunder may not be assigned or delegated, but this Guaranty and such obligations shall pass to and be fully binding upon the successors of the Guarantor, as well as Guarantor. This Guaranty shall apply to and inure to the benefit of Newfield and its successors or assigns. Without limiting the generality of the immediately preceding sentence, Newfield may assign, grant a participation in, or otherwise transfer any Obligation held by it or any portion thereof under any Agreements, to any other Person, and such other Person shall thereupon become vested with all of the benefits in respect thereof granted to Newfield hereunder with respect to the Obligation or portion thereof assigned by Newfield to such other Person.

Section 8.              Representations and Warranties. Guarantor hereby represents and warrants as follows:

(a)      the “WHEREAS” recitals at the beginning of this Guaranty are true and correct in all respects;

(b)     the execution, delivery and performance of this Guaranty by the Guarantor has been duly authorized in all material respects by all necessary limited partnership action on the part of Guarantor pursuant to the Guarantor’s certificate of limited partnership, limited partnership agreement, other constituent documents and/or applicable law, the execution and delivery of this Guaranty by the general partner executing this Guaranty oil behalf of the General Partner below has been duly authorized in all material respects by all necessary corporate or similar action on the part of the general partner or general partners of the Guarantor, and written documentation (in the form of certified resolutions, other certificates or other documentation reasonably satisfactory to Newfield) shall be provided to Newfield upon its request;

(c)      the value of the consideration received and to be received by Guarantor in connection herewith is reasonably worth at least as much as the liability and Obligations of Guarantor hereunder, and the incurrence of such liability and obligations in return for such consideration may reasonably be expected to benefit Guarantor, directly or indirectly; and

(d)     Guarantor is not “insolvent” on the date hereof (that is, the sum of Guarantor’s absolute and contingent liabilities, including the Obligations, does not exceed the fair market value of Guarantor’s assets). Guarantor’s capital is adequate for the business in which Guarantor is engaged and intends to be engaged. Guarantor has not hereby incurred, nor does Guarantor intend to incur or believe that it will incur, debts which will be beyond its ability to pay as such debts mature.

Section 9.              Governing Law. This Guaranty is to be performed in the state of Texas and shall be governed by and construed and enforced in accordance with the laws of such state applicable to contracts made to be performed entirely within such state. Guarantor hereby irrevocably submits itself to the non-exclusive jurisdiction of the state and federal courts of the State of Texas, County of Harris, and agrees and consents that service of process may be made upon it in any legal proceeding related hereto by serving the Secretary of State of the State of Texas (or by other service) in accordance with applicable provisions of the Texas revised civil statutes, as amended, governing service of process upon foreign limited partnerships.

Section 10.            Invalidity of Particular Provisions. If any term or provision of this Guaranty shall be determined to be illegal or unenforceable, all other terms and provisions hereof shall nevertheless remain effective and shall be enforced to the fullest extent permitted by applicable law.

Section 11.            Headings and References. The headings used herein are for purposes of convenience only and shall not be used in construing the provisions hereof. The words “hereof”, “herein” and similar words refer to this Guaranty as a whole and not to any particular subdivision unless expressly so limited. The word “or” is not exclusive. Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

Section 12.            Term. This Guaranty shall be irrevocable until all of the Obligations have been completely and finally paid and performed.

Section 13.            Limitation on Interest. Newfield and Guarantor intend to contract in strict compliance with applicable usury law from time to time in effect, and provisions of the Agreement limiting the interest for which Guarantor is obligated are expressly incorporated herein by reference.

Section 14.            Counterparts. This Guaranty may be executed in any number of counterparts, each of which when so executed shall he deemed to constitute one and the same

Guaranty.

IN WITNESS WHEREOF, Guarantor has executed and delivered this Guaranty as of the date first written above.

MARKWEST ENERGY PARTNERS, L.P.

By: MarkWest Energy GP, LLC, its General Partner

By:	/s/ Frank Semple
Name:	Frank Semple
Title:	President & CEO

SCHEDULE 1

TO

Guaranty dated of

MarkWest Energy Partners, L.P. in favor of Newfield Exploration Mid-Continent Inc.

AGREEMENTS

CONSTRUCTION, OPERATION AND GAS GATHERING AGREEMENT dated entered into by and between Newfield Exploration Mid-Continent Inc., as Producer, and MarkWest Western Oklahoma Gas Company, L.L.C., as Gatherer.